EXHIBIT 99.1

        PRESS RELEASE OF FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.


FOR IMMEDIATE RELEASE
October 31, 2005

Contact:     Martin A. Thomson
             President and Chief Executive Officer
             First Federal of Northern Michigan Bancorp, Inc.
              (989) 356-9041

                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                           THIRD QUARTER 2005 EARNINGS


Alpena, Michigan - (October 31, 2005) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported consolidated net earnings of $363,000, or $.12 per share, for the quarter ended September 30, 2005, compared to net earnings of $244,000, or $.08 per share, for the quarter ended September 30, 2004. Earnings-per-share was calculated based on weighted average outstanding shares of 3,100,511 and 3,065,667 for the periods ended September 30, 2005 and 2004, respectively. The number of shares outstanding for the period ended September 30, 2004 for purposes of calculating per share earnings has been adjusted to give retroactive recognition to the exchange ratio applied in the Company's stock offering and related second-step conversion, which closed on April 1, 2005.

Interest income increased to $3.9 million for the three months ended September 30, 2005 from $3.4 million for the same period ended September 30, 2004. The increase in interest income was due primarily to an increase in average balances of non-mortgage loans of $15.4 million from September 30, 2004 to September 30, 2005, reflecting the Company's continued emphasis on commercial lending, and an increase in yield on adjustable rate loans over the same period, reflecting higher market interest rates.

Interest expense increased moderately to $1.7 million for the three months ended September 30, 2005 from $1.6 million for the three months ended September 30, 2004. This increase was due primarily to an increase in average interest-bearing deposits of $12.5 million from September 30, 2004 to September 30, 2005, as well as an increase of 20 basis points in the costs of those funds, reflecting increasing upward market pressure on deposit rates.

Stockholders' equity increased to $36.6 million at September 30, 2005 from $21.8 million at December 31, 2004, reflecting mainly the completion in the quarter ended June 30, 2005 of the Company's second-step stock conversion, which raised

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$16.0 million in new capital, net of related costs. The increase in equity in the quarter ended September 30, 2005 was the result of net income of $363,000, partially offset by a dividend declaration of $156,000 and loss in value of available-for-sale securities of $111,000. The loss in value of these securities was due to changes in interest rates and was not considered by management to be other than temporary.

Total assets of the Company at September 30, 2005 were $276.8 million, an increase of $14.0 million, or 5.0%, over assets of $262.8 million at December 31, 2004. The asset quality of the Company remained strong, with reserves allocated in an amount the Company believes to be adequate to absorb probable losses. The ratio of total nonperforming assets to total assets was 1.10% at September 30, 2005 compared to 0.66% at December 31, 2004.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.


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